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Exhibit 17.1


                         Director / Officer Resignation



December 30, 2010

To:  The Board of Directors of Mondial Ventures, Inc.

From:  Marc Juliar

Re:  Resignation

Ladies and Gentlemen:

Please be advised that I hereby resign as a Director on the effective date of the 14(f) and Officer effective currently of Mondial Ventures, Inc., a Nevada corporation, and all of its subsidiaries, effective upon the Closing of the merger of Legacy Athletic Apparel, LLC with and into Mondial Ventures.




____________________________
Marc Juliar



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